Exhibit 99.1

Flag Ship Acquisition Corp Receives Nasdaq Notification of Non-Compliance with Listing Rules

New York, NY, April 22, 2026 – Flag Ship Acquisition Corp (NASDAQ: FSHP) (the “Company”), a special purpose acquisition company, announced that on April 17, 2026, it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) advising the Company that the Company does not comply with Nasdaq’s Listing Rule 5250(c)(1) for continued listing because the Company had not timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Form 10-K”). Nasdaq has informed the Company that it has until June 16, 2026 to submit a plan to regain compliance with respect to this delinquent report. If Nasdaq approves the Company’s plan, it has the discretion to grant the Company an extension of up to 180 calendar days from the due date of the Form 10-K (or until October 12, 2026) to regain compliance.

Nasdaq’s Listing Rules also require that the Company make a public announcement disclosing receipt of the notification letter by issuing a press release within four business days of the date of such notice. The Company is working diligently to complete the Form 10-K. This notification has no immediate effect on the listing of the Company’s securities on Nasdaq. There can be no assurance, however, that the Company will be able to regain compliance with the listing requirements discussed above or otherwise satisfy the other Nasdaq listing criteria.

About Flag Ship Acquisition Corporation

Flag Ship is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. Flag Ship’s efforts to identify a target business have not been limited to a particular industry or geographic region. Flag Ship is sponsored by Whale Management Corporation, a BVI business company with limited liability. As previously disclosed, the Company has entered into a definitive agreement for a business combination with Great Future Technology Inc.

Forward Looking Statements

This press release includes certain “forward-looking” statements, as that term is defined under the federal securities laws. Such forward-looking statements, including the successful consummation of the Company’s initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Accordingly, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements generally are identified by the words or phrases such as “aspire,” “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “will be,” “will continue,” “will likely result,” “could,” “should,” “believe(s),” “predicts,” “potential,” “continue,” “future,” “opportunity,” seek,” “intend,” “strategy,” or the negative version of those words or phrases or similar expressions are intended to identify such forward-looking statements. You should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, the Company assumes no obligation and does not intend to update any forward-looking statement to reflect events or circumstances after the date hereof.

For further information, please contact:

Matthew Chen | Chief Executive Officer
Phone: (212) 884-2667
Email: mchen@flagshipac.com